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                        File No. 70-7888

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC  20549

                POST-EFFECTIVE AMENDMENT NO. 14

                               TO

                            FORM U-1

                   APPLICATION OR DECLARATION

                             UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


     Allegheny Energy, Inc.                  Monongahela Power Company
     10435 Downsville Pike                   1310 Fairmont Avenue
     Hagerstown, MD  21740                   Fairmont, WV  26554

     Allegheny Power Service Corporation     The Potomac Edison Company
     800 Cabin Hill Drive                    10435 Downsville Pike
     Greensburg, PA  15601                   Hagerstown, MD 21740

     Allegheny Generating Company            West Penn Power Company
     10435 Downsville Pike                   800 Cabin Hill Drive
     Hagerstown, MD  21740                   Greensburg, PA 15601



               (Name of company or companies filing this statement
                and addresses of principal executive offices)


                     Allegheny Energy, Inc.
                     10435 Downsville Pike
                      Hagerstown, MD  21740



               (Name of top registered holding company parent of
                each applicant or declarant)


                    Thomas K. Henderson, Esquire
                    Vice President
                    Allegheny Energy, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD 21740



(Name and address of agent for service)


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     Applicants hereby amend their Application or Declaration on

Form U-1 as follows:


          1.   Applicants hereby amend Item 6. Exhibits and Financial

            Statements by filing herewith the following:

          (a)  Exhibits

               D-1(c)    Application to the Pennsylvania Public Utility
                         Commission.

               D-2(c)    Application to the Virginia State Corporation
                         Commission.

               D-3(c)    Application to the West Virginia Public Service
                         Commission.

               D-5(c)    Order of the Virginia State Corporation Commission.

                                          2
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                           SIGNATURE


          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                   ALLEGHENY ENERGY, INC.

                                   BY  /s/ Carol G. Russ
                                       CAROL G. RUSS
                                       COUNSEL



                                   ALLEGHENY POWER SERVICE CORPORATION

                                   BY  /s/ Carol G. Russ
                                       CAROL G. RUSS
                                       COUNSEL



                                   ALLEGHENY GENERATING COMPANY


                                   BY  /s/ Carol G. Russ
                                       CAROL G. RUSS
                                       COUNSEL

                                        3

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                                MONONGAHELA POWER COMPANY

                                 BY  /s/ Carol G. Russ
                                     CAROL G. RUSS
                                     COUNSEL



                                 THE POTOMAC EDISON COMPANY

                                 BY  /s/ Carol G. Russ
                                     CAROL G. RUSS
                                     COUNSEL



                                 WEST PENN POWER COMPANY


                                 BY  /s/ Carol G. Russ
                                     CAROL G. RUSS
                                     COUNSEL


Dated:  December 18, 1997